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                                                   Airgas, Inc.
                                                   259 N. Radnor-Chester Road
                                                   Suite 100
                                                   Radnor, PA 19087-5283
                                                   www.airgas.com
AIRGAS                     NEWS RELEASE
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Exhibit 99.1
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Investor Contact:                                  Media Contact:
----------------                                   -------------
Melissa Nigro (610) 902-6206            James Ely (610) 902-6010
melissa.nigro@airgas.com                      jim.ely@airgas.com


For release:  IMMEDIATELY


           AIRGAS COMPLETES SECURITIES OFFERING

RADNOR, PA - March 3, 2004 - Airgas, Inc. (NYSE: ARG) today announced that it priced its senior subordinated notes offering. Airgas will sell $150,000,000 of its 6.25% senior subordinated notes due 2014. Net proceeds from the offering will be used to redeem in their entirety the $75 million in 7.14% medium term notes due this month and reduce the outstanding balance under Airgas' existing revolving credit facility. The transaction is expected to close March 8, 2004. The notes are being sold in the United States to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933, as amended. These notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


ABOUT AIRGAS, INC.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base.

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                  FORWARD-LOOKING STATEMENT

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's intent to redeem a medium term note and reduce borrowings under the revolving credit facility; and the expectation that the transaction will close March 8, 2004. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include general economic conditions and other factors described in the Company's reports, including Form 10-K dated March 31, 2003 and Forms 10-Q dated June 30, 2003, September 30, 2003 and December 31, 2003, filed by the Company with the Securities and Exchange Commission.

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